Exhibit 99.1

News release

Tuesday, February 25	For immediate release

Endurance International Group Reports 2013 Fourth Quarter and Full Year Results

BURLINGTON, MA (February 25, 2014) — Endurance International Group Holdings, Inc. (NASDAQ: EIGI), a leading provider of cloud-based platform solutions designed to help small and medium-sized businesses succeed online, today reported financial results for the fourth quarter and full year ended December 31, 2013.

“We’re excited to report another great quarter, capping off a truly historic year for our company. We demonstrated strong organic revenue growth while increasing adjusted EBITDA and unlevered free cash flow. Our company’s strategy is based on two simple principles: adding more high quality subscribers to our platform and selling our subscribers more value added solutions. During the year, we added over 279,000 net new subscribers, bringing our total number of subscribers to just over 3.5 million. Further, we continued to increase our average revenue per subscriber (ARPS), which grew to $13.15 for the quarter,” commented Hari Ravichandran, CEO and Founder of Endurance International Group.

Fourth Quarter Highlights

•	Revenue increased 17% to $136.4 million compared to $117.0 million for the fourth quarter of 2012.

•	Adjusted EBITDA increased 40% to $46.2 million compared to $33.1 million for the fourth quarter of 2012.

•	Net loss attributable to Endurance International Group Holdings, Inc. was $67.5 million, or $(0.57) per diluted share, compared to a net loss of $72.6 million, or $(0.75) per diluted share, for the fourth quarter of 2012. The net loss included the impact of $33.6 million of IPO related charges.

•	Unlevered free cash flow (UFCF) increased 37% to $37.5 million, compared to $27.4 million for the fourth quarter of 2012.

•	Free cash flow (FCF) more than doubled in the fourth quarter of 2013 to $18.9 million, compared to $7.7 million for the fourth quarter of 2012.

•	Total subscribers were approximately 3.502 million as of December 31, 2013, a sequential increase of approximately 62,000 from 3.440 million as of September 30, 2013, and a year-over-year increase of approximately 279,000 from 3.223 million as of December 31, 2012.

•	ARPS was $13.15 for the fourth quarter of 2013, representing a sequential increase of $0.01 from $13.14 for the third quarter of 2013. Apart from acquisitions completed in 2012, ARPS grew 9%, or $0.96, to $11.54 for the fourth quarter of 2013 from $10.58 for the fourth quarter of 2012.

•	Monthly recurring revenue (MRR) retention rate remained at 99%, consistent with our MRR retention rate for the third quarter of 2013 and the fourth quarter of 2012.

Full Year 2013 Highlights

•	Revenue increased 78% to $520.3 million compared to $292.2 million for 2012. Adjusted revenue increased 11% to $528.1 million compared to $474.1 million for 2012. Apart from acquisitions completed in 2012, adjusted revenue grew 17%, from $272.9 million for 2012 to $318.2 million for 2013.

•	Adjusted EBITDA increased 55% to $207.9 million compared to $133.7 million for 2012.

•	Net loss attributable to Endurance International Group Holdings, Inc. was $159.2 million, or $(1.55) per basic and diluted share, compared to a net loss attributable to common shareholders of $139.3 million, or $(1.44) per basic and diluted share, for 2012.

•	UFCF increased 64% to $166.5 million, compared to $101.7 million for 2012.

•	FCF increased 69% to $83.4 million, compared to $49.4 million for 2012.

Adjusted revenue, Adjusted EBITDA, UFCF, FCF and ARPS are non-GAAP financial measures. A reconciliation of these non-GAAP financial measures to their most comparable measure calculated in accordance with GAAP is provided in the financial statement tables included at the end of this press release. An explanation of these measures is also provided below under the heading “Use of Non-GAAP Financial Measures”.

On November 25, 2013, the company refinanced its bank debt, repaying its $315 million second lien term loan using proceeds from its initial public offering, cash on hand and an incremental first lien term loan facility. The new facility consists of a single tranche of first lien term debt of $1.05 billion, which will lower the company’s annualized term loan interest expense by approximately $35 million, based on the current loan balance and interest rates.

Recent Developments

On January 23, 2014, Endurance closed its acquisition of the web presence business of Directi Holdings, substantially expanding our footprint into emerging markets.

2014 Guidance

The company is providing fiscal year 2014 guidance as follows:

•	Adjusted Revenue of approximately $630-635 million, including $145-147 million in the first quarter;

•	Adjusted EBITDA of approximately $230-235 million, including $55-57 million in the first quarter; and

•	UFCF of approximately $180-190 million, including $42-44 million in the first quarter.

Conference Call and Webcast Information

Endurance International Group’s fourth quarter and full year 2013 teleconference and webcast is scheduled to begin at 4:30 p.m. ET on Tuesday, February 25, 2014. To participate on the live call, analysts and investors should dial (888) 734-0328 at least ten minutes prior to the call. Endurance International Group will also offer a live and archived webcast of the conference call, accessible from the “Investor Relations” section of the Company’s website at http://ir.enduranceinternational.com/.

Use of Non-GAAP Financial Measures

In addition to our financial information presented in accordance with GAAP, we use certain “non-GAAP financial measures” described below to evaluate the operating and financial performance of our business, identify trends affecting our business, develop projections and make strategic business decisions. Generally, a non-GAAP financial measure is a numerical measure of a company’s operating performance, financial position or cash flow that includes or excludes amounts that are included or excluded from the most directly comparable measure calculated and presented in accordance with GAAP. We monitor the non-GAAP financial measures described below, and we believe they are helpful to investors, because we believe they reflect the operating performance of our business and help management and investors gauge our ability to generate cash flow, excluding some recurring and non-recurring expenses that are included in the most directly comparable measures calculated and presented in accordance with GAAP.

We are including one non-GAAP financial measure in this earnings release, FCF, that we have not previously provided. We believe that reporting FCF will be helpful to investors because we believe FCF helps investors to gauge our ability to generate cash flow after taking into consideration cash interest associated with our indebtedness. In addition, in connection with adding this financial measure, we have revised the definitions of adjusted net income and adjusted EBITDA previously reported in our final prospectus filed with the SEC on October 25, 2013 pursuant to Rule 424(b) under the Securities Act in connection with our initial public offering and our Form 10-Q for the period ended September 30, 2013 filed with the SEC on December 6, 2013, since we believe that including these revisions is appropriate in order to reconcile cash flows from (used in) operating activities to FCF.

We believe that our revisions to the amounts previously reported for adjusted net income and adjusted EBITDA are not material.

Our non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies in our industry, as other companies in our industry may calculate non-GAAP financial results differently, particularly related to adjustments for integration and restructuring expenses. In addition, there are limitations in using non-GAAP financial measures because they are not prepared in accordance with GAAP, may be different from non-GAAP financial measures used by other companies and exclude expenses that may have a material impact on our reported financial results. Furthermore, interest expense, which is excluded from some of our non-GAAP measures, has been and will continue to be for the foreseeable future a significant recurring expense in our business. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP. We urge you to review the reconciliations of our non-GAAP financial measures to the comparable GAAP financial measures included in this press release, and not to rely on any single financial measure to evaluate our business.

Adjusted Net Income

Adjusted net income is a non-GAAP financial measure that we calculate as consolidated net income (loss) plus (i) changes in deferred revenue inclusive of purchase accounting adjustments related to acquisitions, amortization, stock-based compensation expense, loss of unconsolidated entities, net loss on sale of property and equipment, expenses related to integration of acquisitions and restructurings, any dividend-related payments accounted for as compensation expense, transaction expenses and charges including costs associated with certain litigation matters and preparation for our initial public offering, less (ii) earnings of unconsolidated entities and net gain on sale of property and equipment, and (iii) the estimated tax effects of the foregoing adjustments. Due to our history of acquisitions and financings, we have incurred accounting charges and expenses that obscure the operating performance of our business. We believe that adjusting for these items and the use of adjusted net income is useful to investors in evaluating the performance of our company.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure that we calculate as adjusted net income plus interest expense, depreciation, and change in income tax expense (benefit). We manage our business based on the cash collected from our subscribers and the cash required to acquire and service those subscribers. We believe highlighting cash collected and cash spent in a given period is valuable insight for an investor to gauge the overall health of our business. Under GAAP, although subscription fees are paid in advance, we recognize the associated revenue over the subscription term, which does not fully reflect short-term trends in our operating results.

Unlevered Free Cash Flow

Unlevered free cash flow, or UFCF, is a non-GAAP financial measure that we calculate as adjusted EBITDA plus change in operating assets and liabilities (other than deferred revenue) net of acquisitions less capital expenditures and income taxes excluding deferred tax. We believe the most useful indicator of our operating performance is the cash generating potential of our company prior to any accounting charges related to our acquisitions. We have substantial indebtedness primarily as a result of the December 2011 acquisition of a controlling interest in our company by investment funds and entities affiliated with Warburg Pincus and Goldman Sachs and a substantial dividend payment in November 2012. We also believe that because our business has meaningful data center and related infrastructure requirements, the level of capital expenditures required to run our business is an important factor for investors. We believe UFCF is a useful measure that captures the effects of these issues.

Free Cash Flow

Free cash flow, or FCF, is a non-GAAP financial measure that we calculate as unlevered free cash flow less interest expense. We believe that this presentation of free cash flow provides investors with an additional indicator of our ability to generate positive cash flows after meeting our obligations with regards to payment of interest on our outstanding indebtedness.

Adjusted Revenue

Adjusted revenue is a non-GAAP financial measure that we calculate as GAAP revenue adjusted to exclude the impact of any fair value adjustments to deferred revenue resulting from acquisitions and to include the revenue generated from subscribers we added through business acquisitions as if those acquired subscribers had been our subscribers since the beginning of the period presented. We believe that excluding fair value adjustments to deferred revenue is useful to investors because it shows our revenue prior to purchase accounting adjustments related to our acquisitions, and that including revenue from acquired subscribers in this manner provides a helpful comparison of the organic revenue generated from our subscribers from period to period.

Average Revenue per Subscriber

Average revenue per subscriber, or ARPS, is a non-GAAP financial measure that we calculate as the amount of adjusted revenue we recognize from subscribers in a period divided by the average of the number of total subscribers at the beginning of the period and at the end of the period. We believe ARPS is an indicator of our ability to optimize our mix of products and services and pricing, and sell products and services to new and existing subscribers.

Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning our financial guidance for fiscal year 2014 and our expectations regarding future interest expense. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts, and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates”, “confident”, “position”, variations of such words or words of similar meaning. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that these plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, risks set forth under the caption “Risk Factors” in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on December 6, 2013 and other reports we file with the SEC. We assume no obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

About Endurance International Group

Endurance International Group is a leading provider of cloud-based platform solutions designed to help small and medium-sized businesses succeed online. Less than 20 years old, Endurance serves over 3.5 million subscribers through a family of brands that includes Bluehost, HostGator, Domain.com, FatCow, iPage, BigRock and MOJO Marketplace. Endurance is headquartered in Burlington, Massachusetts, has a presence in Asia and the Americas, and employs over 2,600 people. Endurance provides a comprehensive suite of over 150 products and services that includes web presence and mobile sites, email and e-commerce solutions, as well as more advanced offerings, such as SEO services, scalable computing, security, storage and backup, online marketing and productivity solutions. For more information, please visit www.endurance.com.

Endurance International Group and the compass logo are trademarks of The Endurance International Group, Inc. Other brand names of Endurance International Group are trademarks of The Endurance International Group, Inc. or its subsidiaries.

Investor Contacts:

Blake Cunneen

Endurance International Group

ir@endurance.com

Jonathan Schaffer

The Blueshirt Group

(212) 871-3953

ir@endurance.com

Press Contacts:

Kim Hughes

The Blueshirt Group

(415) 516-6187

press@endurance.com

Endurance International Group Holdings, Inc.

Consolidated Balance Sheets

(unaudited)

(in thousands, except share and per share amounts)

	December 31, 2012	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$23,245	$66,815
Restricted cash	888	1,983
Accounts receivable	5,824	7,160
Deferred tax asset—short term	12,093	12,981
Prepaid expenses and other current assets	26,093	29,862

Total current assets	68,143	118,801
Property and equipment—net	34,604	49,715
Goodwill	936,746	984,207
Other intangible assets—net	480,690	406,140
Deferred financing costs	1,481	430
Investment	10,227	6,535
Other assets	6,245	15,110

Total assets	$1,538,136	$1,580,938

Liabilities, redeemable non-controlling interest and stockholders’ equity
Current liabilities:
Accounts payable	$8,007	$7,950
Accrued expenses	31,267	35,433
Deferred revenue	151,078	194,196
Current portion of notes payable	23,000	10,500
Deferred consideration—short term	52,878	24,437
Other current liabilities	5,766	6,796

Total current liabilities	271,996	279,312
Long-term deferred revenue	36,291	55,298

	December 31, 2012	December 31, 2013
Notes payable—long term	1,107,000	1,036,875
Deferred tax liability—long term	27,579	26,171
Deferred consideration	24,501	4,207
Other liabilities	614	3,041

Total liabilities	$1,467,981	$1,404,904

Redeemable non-controlling interest	—	20,772
Commitments and contingencies
Stockholders’ equity (deficit):
Preferred Stock—par value $0.0001; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common Stock—par value $0.0001; 500,000,000 shares authorized; 105,187,363 and 124,788,853 shares issued at December 31, 2012 and December 31, 2013, respectively; 96,745,992 and 124,766,544 outstanding at December 31, 2012 and December 31, 2013, respectively	11	13
Additional paid-in capital	509,714	754,720
Accumulated other comprehensive loss	—	(55)
Accumulated deficit	(439,570)	(598,757)

Total stockholders’ equity attributable to Endurance International Group Holdings, Inc.	70,155	155,921

Non-controlling interest in consolidated subsidiary	—	(659)

Total stockholders’ equity	70,155	155,262

Total liabilities, redeemable non-controlling interest and stockholders’ equity	$1,538,136	$1,580,938

Endurance International Group Holdings, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(unaudited)

(in thousands)

	Three Months ended December 31,		Year Ended December 31,
	2012	2013	2012	2013
Revenue	$117,035	$136,420	$292,156	$520,296
Cost of revenue	87,119	87,758	237,179	350,103

Gross profit	29,916	48,662	54,977	170,193

Operating expense:
Sales and marketing	23,952	30,458	83,110	117,689
Engineering and development	6,723	5,561	13,803	23,205
General and administrative	22,844	48,242	48,411	92,347

Total operating expense	53,519	84,261	145,324	233,241

Loss from operations	(23,603)	(35,599)	(90,347)	(63,048)

Other expense:
Interest income	16	61	34	122
Interest expense	(88,560)	(32,338)	(126,165)	(98,449)

Total other expense—net	(88,544)	(32,277)	(126,131)	(98,327)

Loss before income taxes and equity earnings of unconsolidated entities	(112,147)	(67,876)	(216,478)	(161,375)
Income tax expense (benefit)	(39,580)	(2,169)	(77,203)	(3,596)

Loss before equity earnings of unconsolidated entities	(72,567)	(65,707)	(139,275)	(157,779)

Equity loss of unconsolidated entities, net of tax	23	2,426	23	2,067

Net loss	$(72,590)	$(68,133)	$(139,298)	$(159,846)

Net loss attributable to non-controlling interest	—	(659)	—	(659)

Net loss attributable to Endurance International Group Holdings, Inc.	(72,590)	(67,474)	$(139,298)	$(159,187)

Comprehensive loss:
Foreign currency translation adjustments	—	(31)	—	(55)

Total comprehensive loss	$(72,590)	$(67,505)	$(139,298)	$(159,242)

Net loss per share attributable to Endurance International Group Holdings, Inc.– basic and diluted	$(0.75)	$(0.57)	$(1.44)	$(1.55)

Weighted-average number of common shares used in computing net loss per share attributable to Endurance International Group Holdings, Inc.– basic and diluted	96,576,438	117,770,547	96,562,674	102,698,773

Endurance International Group Holdings, Inc.

Consolidated Statements of Cash Flows

(unaudited)

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2013	2012	2013
Cash flows from operating activities:
Net loss	$(72,590)	$(68,133)	$(139,298)	$(159,846)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation of property and equipment	2,884	5,545	6,869	18,615
Amortization of other intangible assets	30,846	27,134	88,118	105,915
Amortization of deferred financing costs	39,592	2,579	43,405	2,768
Amortization of net present value of deferred consideration	587	197	1,093	1,590
Stock-based compensation	823	9,658	2,308	10,763
Deferred tax benefit	(39,981)	(2,638)	(77,610)	(4,777)
Loss on sale of property and equipment	467	(23)	469	309
Loss of unconsolidated entities	23	2,426	23	2,067
(Benefit) loss on change in deferred consideration		(466)		(466)
Financing costs expensed	28,672	10,833	29,281	10,833
Changes in operating assets and liabilities:
Accounts receivable	1,900	(701)	(268)	(1,075)
Prepaid expenses and other current assets	(4,016)	3,275	(22,199)	(7,147)
Accounts payable and accrued expenses	13,007	(2,099)	19,058	2,020
Deferred revenue	10,495	6,552	104,069	51,047

Net cash provided by (used in) operating activities	12,709	(5,861)	55,318	32,616

Cash flows from investing activities
Business acquired in purchase transaction, net of cash acquired	(1,937)	(22,339)	(299,165)	(38,659)
Proceeds from sale of assets	—	—	—	23
Cash paid for minority investment	111	—	(250)	—
Purchases of property and equipment	(16,270)	(8,139)	(28,163)	(33,523)
Purchases of intangible assets	—	(182)	—	(751)
Proceeds from sale of property and equipment	12	41	127	54
Net (deposits) and withdrawals of principal balances in restricted cash accounts	3,715	53	3,947	(231)

Net cash used in investing activities	(14,369)	(30,566)	(323,504)	(73,087)

Cash flows from financing activities:
Proceeds from issuance of term loan	1,115,000	1,055,000	1,925,000	1,145,000
Proceeds from borrowing of revolver	15,000	—	15,000	57,000
Repayment of term loan	(808,325)	(1,206,399)	(1,160,000)	(1,212,625)
Repayment of revolver	—	—	—	(72,000)
Payment of financing costs	(30,192)	(11,272)	(52,890)	(12,552)
Deferred consideration	(2)	(2,529)	(7,237)	(55,635)
Proceeds from issuance of common stock	—	252,612	100	252,612
Issuance costs of common stock	—	(17,512)	—	(17,512)
Payment of dividends on common stock	(289,479)	—	(289,479)	—
Issuance costs of series E preferred stock	—	—	(53)	—
Redemption of series E preferred stock	—	—	(150,000)	—
Dividends paid on series E preferred stock	—	—	(5,963)	—

Net cash provided by financing activities	2,002	69,900	274,478	84,288

Net effect of exchange rate on cash and cash equivalents	—	(41)	—	(247)
Net increase in cash and cash equivalents	342	33,432	6,292	43,570
Cash and cash equivalents:
Beginning of period	22,903	33,383	16,953	23,245

End of period	$23,245	$66,815	$23,245	$66,815

Supplemental cash flow information:
Interest paid	$37,375	$31,788	$70,176	$100,856
Income taxes paid	$(33)	$152	$796	$1,502

The following table reflects the reconciliation of adjusted net income, adjusted EBITDA, UFCF and FCF to net loss calculated in accordance with GAAP (unaudited; all data in thousands).

	Three Months Ended December 31,		Year Ended December 31,
	2012	2013	2012	2013
Net loss	$(72,590)	$(68,133)	$(139,298)	$(159,846)
Stock-based compensation	823	9,658	2,308	10,763
(Gain) loss on sale of property and equipment	467	(23)	469	309
Loss of unconsolidated entities	23	2,426	23	2,067
Dividend-related payments	9,765	—	9,765	—
Amortization of intangible assets	30,846	27,134	88,118	105,915
Amortization of deferred financing costs	39,592	2,579	43,405	2,768
Changes in deferred revenue (inclusive of impact of purchase accounting)	10,495	6,552	104,069	51,047
Loan prepayment penalty	10,883	6,300	10,883	6,300
Transaction expenses and charges	1,470	27,579	12,119	38,736
Integration and restructuring expenses	—	5,368	294	45,594
Tax-affected impact of adjustments	(39,662)	(756)	(103,968)	(5,929)

Adjusted net income (1)	$(7,888)	$18,684	$28,187	$97,724

Depreciation	2,884	5,545	6,869	18,615
Income tax expense (benefit)	82	(1,413)	26,765	2,333
Interest expense, net (net of impact of amortization of deferred financing costs)	38,069	23,398	71,843	89,259

Adjusted EBITDA (2)	$33,147	$46,214	$133,664	$207,931

Change in operating assets and liabilities, net of acquisitions	10,891	(93)	(3,409)	(6,770)
Capital expenditures	(16,270)	(8,139)	(28,163)	(33,523)
Income tax (excluding deferred tax)	(401)	(469)	(407)	(1,181)

Unlevered free cash flow	$27,367	$37,513	$101,685	$166,457
Net cash interest paid (net of change in accrued loan interest)	(19,654)	(18,652)	(52,280)	(83,025)

Free cash flow	$7,713	$18,861	$49,405	$83,432

(1)	The definition for adjusted net income has been revised to include adjustments for loss of unconsolidated entities and net gain or loss on sale of property and equipment. In addition, the transaction expenses and charges line item includes legal and professional expenses previously separately reported, and the integration and restructuring expenses line item includes severance previously separately reported.
(2)	The definition for adjusted EBITDA has been revised to reflect the revision to the definition of adjusted net income and to exclude all income taxes, including changes in deferred income taxes. Previously, adjusted EBITDA excluded only changes in deferred income taxes.

The following table reflects the reconciliation of GAAP operating cash flow to FCF (unaudited; all data in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2012	2013	2012	2013
Cash provided (used) by operating activities (3)	$12,709	$(5,862)	$55,318	$32,616
Less:
Capital expenditures	(16,270)	(8,139)	(28,163)	(33,523)
Plus:
Costs excluded in free cash flow net of costs also excluded in operating cash flow:
Dividend related payments	9,765	—	9,765	—
Transaction expenses and charges	1,509	27,494	12,191	38,745
Integration and restructuring expenses per table above	—	5,368	294	45,594

Free cash flow (3)	$7,713	$18,861	$49,405	$83,432

(3)	Our operating cash flow and our transaction expenses for the year ended December 31, 2013 include approximately $24.9 million of cash payments to our Chief Executive Officer and other employees that were paid upon the closing of our initial public offering and $2.3 million of offering expenses.

The following table reflects the reconciliation of ARPS and adjusted revenue to revenue calculated in accordance with GAAP (unaudited; all data in thousands, except ARPS data):

	Three Months Ended December 31,		Year Ended December 31,
	2012	2013	2012	2013
Revenue	$117,035	$136,420	$292,156	$520,296
Purchase accounting adjustment	6,816	529	64,123	7,311
Pre-acquisition revenue from acquired properties	1,399	—	117,836	512

Adjusted revenue	$125,250	$136,949	$474,115	$528,119
Total subscribers	3,223	3,502	3,223	3,502
ARPS	$13.14	$13.15	$12.92	$13.09
Adjusted revenue attributable to 2012 acquisitions	$50,896	$53,797	$201,205	$209,950
Adjusted revenue excluding revenue attributable to 2012 acquisitions	$74,354	$83,152	$272,910	$318,169
Total subscribers excluding subscribers attributable to 2012 acquisitions	2,224	2,372	2,224	2,372
ARPS excluding 2012 acquisitions	$11.19	$11.75	$10.58	$11.54